Exhibit 99.1

Hologic Announces Financial Results for Third Quarter of Fiscal 2021

— Revenue of $1.168 Billion Increases 42.0%, 37.8% in Constant Currency —

— Organic Revenue Increases 38.4%, 34.2% in Constant Currency —

— Company Posts GAAP Diluted EPS of $1.04, Non-GAAP Diluted EPS of $1.33 —

MARLBOROUGH, Mass.--(BUSINESS WIRE)--July 28, 2021--Hologic, Inc. (Nasdaq: HOLX) announced today the Company’s financial results for the fiscal third quarter ended June 26, 2021.

“Hologic posted very strong financial results in our third fiscal quarter, with both revenue and EPS growth exceeding our guidance,” said Steve MacMillan, the Company’s chairman, president and chief executive officer. “Our base businesses showed strong momentum and we continued to make a big difference against the COVID pandemic. And we used our strong cash flows to strengthen the Company for the future by finalizing the Mobidiag acquisition.”

Recent Highlights

  Revenue increased 42.0% for the quarter, or 37.8% in constant currency. Excluding material acquisitions and divestitures, organic revenue in the third quarter increased 38.4%, or 34.2% in constant currency.
  Global revenue for the Company’s Breast and Skeletal Health and GYN Surgical divisions grew significantly compared to the prior year period, when sales were most negatively affected by the COVID-19 pandemic. Notably, both divisions also grew compared to the same period in 2019.
  Worldwide diagnostics revenue of $665.5 million increased 25.0%, or 20.3% in constant currency, despite lower demand for the Company’s two COVID assays that run on the Panther® and Panther Fusion® systems.
  Completed the acquisition of Finnish molecular diagnostics company Mobidiag for an enterprise value of approximately $808 million.
  The American College of Obstetricians and Gynecologists updated its guidance for the management of symptomatic uterine leiomyomas to support the use of laparoscopic radiofrequency ablation. And Cigna updated its medical policy to cover the Acessa laparoscopic radiofrequency ablation procedure as medically necessary.
  Launched Project Health Equality, which strives to address the structural and cultural barriers that prevent Black and Hispanic women in the U.S. from receiving the same quality health care as white women. Project Health Equality is a multiyear investment of more than $20 million to drive research, education and access to ensure women of color receive the care they want, need and deserve.
  Cash flow from operations was a very strong $662.9 million in the third quarter. In addition to closing the Mobidiag acquisition, the Company repurchased approximately 3.0 million shares of its common stock for $188 million in the quarter.

Key financial results for the fiscal third quarter are shown in the table below.

	GAAP			Non-GAAP
	Q3’21	Q3’20	Change Increase (Decrease)	Q3’21	Q3’20	Change Increase (Decrease)
Revenues	$1,168.3	$822.9	42.0%	$1,168.3	$822.9	42.0%
Gross Margin	60.1%	56.6%	350 bps	66.1%	64.7%	140 bps
Operating Expenses	$343.0	$275.1	24.7%	$310.1	$261.1	18.8%
Operating Margin	30.7%	23.2%	750 bps	39.5%	33.0%	650 bps
Net Margin	22.9%	16.6%	630 bps	29.5%	23.7%	580 bps
Diluted EPS	$1.04	$0.53	96.2%	$1.33	$0.75	77.3%

Throughout this press release, all dollar figures are in millions, except EPS, unless otherwise noted. Some totals may not foot due to rounding. Unless otherwise noted, all results are compared to the corresponding prior year period. Non-GAAP results exclude certain cash and non-cash items as discussed under “Use of Non-GAAP Financial Measures.” Constant currency percentage changes show current period revenue results as if the foreign exchange rates were the same as those in the prior year period. Organic revenue is on a constant currency basis and excludes the divested Blood Screening business, as well as the acquired Acessa, Biotheranostics, Diagenode, and Mobidiag businesses. Revenue from acquired businesses is generally included in organic revenue starting a year after the acquisition.

Revenue Detail

			Increase (Decrease)
$ in millions	Q3’21	Q3’20	Global Reported Change	Global Constant Currency Change	U.S. Reported Change	International Reported Change	International Constant Currency Change
Diagnostics
Cytology & Perinatal	$115.9	$64.1	80.8%	75.0%	83.2%	76.3%	61.2%
Molecular Diagnostics	$536.4	$460.3	16.5%	11.9%	(30.9%)	284.4%	253.4%
Blood Screening	$13.2	$7.8	69.2%	69.2%	69.2%	N/A	N/A
Total Diagnostics	$665.5	$532.2	25.0%	20.3%	(18.7%)	231.1%	204.2%
Excluding Blood	$652.3	$524.4	24.4%	19.6%	(20.3%)	231.1%	204.2%

Breast Health
Breast Imaging	$280.3	$193.2	45.1%	42.6%	50.0%	30.0%	20.1%
Interventional Breast Solutions	$68.7	$30.8	123.1%	119.8%	119.4%	140.6%	122.2%
Total Breast Health	$349.0	$224.0	55.8%	53.2%	60.2%	41.9%	31.1%

GYN Surgical	$127.9	$51.5	148.4%	143.4%	146.8%	155.5%	128.0%

Skeletal Health	$25.9	$15.2	70.4%	66.3%	74.6%	65.5%	54.3%

Total	$1,168.3	$822.9	42.0%	37.8%	13.5%	158.1%	137.0%
Excluding divested Blood business and Acessa, Biotheranostics, Diagenode, and Mobidiag acquisitions (organic)	$1,128.3	$815.1	38.4%	34.2%	10.1%	152.5%	131.4%

Other Financial Highlights

  U.S. revenue of $749.9 million increased 13.5%. International revenue of $418.4 million increased 158.1%, or 137.0% in constant currency. Organically, U.S. revenue of $719.0 million increased 10.1%, while international revenue of $409.3 million increased 152.5%, or 131.4% in constant currency.
  GAAP gross margin of 60.1% increased 350 basis points. Non-GAAP gross margin of 66.1% increased 140 basis points. The increase in gross margin was largely due to a recovery in our base businesses.
  GAAP operating margin of 30.7% increased 750 basis points. Non-GAAP operating margin of 39.5% increased 650 basis points. The increase in operating margin was primarily due to the significant increase in revenues.
  GAAP net income attributable to Hologic of $268.4 million increased 94.6%. Non-GAAP net income attributable to Hologic of $344.8 million increased 77.1%. Adjusted non-GAAP earnings before interest, taxes, depreciation and amortization (EBITDA) was $483.1 million, an increase of 61.6%.
  Total principal debt outstanding at the end of the third quarter was $3.14 billion. The Company ended the quarter with cash and equivalents of $827.6 million, and a net leverage ratio (net debt over adjusted EBITDA) of 0.7.
  On a trailing 12 months basis, adjusted Return on Invested Capital (ROIC) of 34.7% increased 2,190 basis points compared to the prior year period.

Financial Guidance for the Fourth Quarter of Fiscal 2021

“As we wrap up Hologic’s best financial year in our fourth fiscal quarter, we expect strong growth in our base businesses, offset by declines in COVID testing revenue,” said Karleen Oberton, Hologic’s chief financial officer.

Hologic’s financial guidance for the fourth quarter of fiscal 2021 is shown in the table below. The guidance is based on a non-GAAP tax rate of approximately 21.5%, and 260 million diluted shares outstanding for the quarter. Constant currency guidance assumes that foreign exchange rates are the same in fiscal 2021 as in fiscal 2020. Current guidance assumes that recent foreign exchange rates persist for all of the fourth quarter of fiscal 2021. Organic revenue guidance is on a constant currency basis and excludes the divested Blood Screening business and the acquired Acessa, Biotheranostics, Diagenode, and Mobidiag businesses. Revenue from acquired businesses is generally included in organic revenue guidance starting a year after the acquisition.

Guidance for the Fourth Quarter of Fiscal 2021
	Guidance $	Reported % Increase (Decrease)	Constant Currency % Increase (Decrease)	Organic % Increase (Decrease)

Q4 2021
Revenue	$1,000 - $1,040	(25.8%) to (22.8%)	(26.7%) to (23.8%)	(29.6%) to (26.6%)
GAAP EPS	$0.63 - $0.71	(66.5%) to (62.2%)
Non-GAAP EPS	$0.92 - $1.00	(55.6%) to (51.7%)

Use of Non-GAAP Financial Measures

The Company has presented the following non-GAAP financial measures in this press release: constant currency revenues; organic revenues; non-GAAP gross margin; non-GAAP operating expenses; non-GAAP operating margin; non-GAAP effective tax rate; non-GAAP net income; non-GAAP net margin; non-GAAP EPS; and adjusted EBITDA. The Company defines its non-GAAP net income, EPS, and other non-GAAP financial measures to exclude, as applicable: (i) the amortization of intangible assets and impairment of goodwill, intangible assets and equipment; (ii) adjustments to record contingent consideration at fair value; (iii) additional expenses resulting from the purchase accounting adjustment to record inventory at fair value; (iv) restructuring and divestiture charges and facility closure and consolidation charges, including accelerated depreciation, and costs incurred to integrate acquisitions (including retention, transaction bonuses, legal and professional consulting services) and separate divested businesses from existing operations; (v) expenses related to the divested Cynosure business incurred subsequent to the disposition date primarily related to indemnification provisions for legal and tax matters; (vi) transaction related expenses for divestitures and acquisitions; (vii) third-party expenses incurred related to implementing the European MDR/IVDR requirements and obtaining the appropriate approvals for its existing products; (viii) debt extinguishment losses and related transaction costs; (ix) the unrealized (gains) losses on the mark-to-market of foreign currency contracts for which the Company has not elected hedge accounting; (x) litigation settlement charges (benefits) and non-income tax related charges (benefits); (xi) other-than-temporary impairment losses on investments and realized gains and losses resulting from the sale of investments; (xii) the one-time discrete impacts related to internal restructuring and non-operational items; (xiii) other one-time, non-recurring, unusual or infrequent charges, expenses or gains that may not be indicative of the Company's core business results; and (xiv) income taxes related to such adjustments. The Company defines adjusted EBITDA as its non-GAAP net income plus net interest expense, income taxes, and depreciation and amortization expense included in its non-GAAP net income. The Company defines organic revenue to exclude the divested Blood Screening business, and the acquired Acessa, Biotheranostics, Diagenode, and Mobidiag businesses.

These non-GAAP financial measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP. The Company's definition of these non-GAAP measures may differ from similarly titled measures used by others.

The non-GAAP financial measures used in this press release adjust for specified items that can be highly variable or difficult to predict. The Company generally uses these non-GAAP financial measures to facilitate management's financial and operational decision-making, including evaluation of Hologic's historical operating results, comparison to competitors' operating results and determination of management incentive compensation. These non-GAAP financial measures reflect an additional way of viewing aspects of the Company's operations that, when viewed with GAAP results and the reconciliations to corresponding GAAP financial measures, may provide a more complete understanding of factors and trends affecting Hologic's business.

Because non-GAAP financial measures exclude the effect of items that will increase or decrease the Company's reported results of operations, management strongly encourages investors to review the Company's consolidated financial statements and publicly filed reports in their entirety. A reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures is included in the tables accompanying this release.

Conference Call and Webcast

Hologic’s management will host a conference call at 4:30 p.m. ET today to discuss its financial results for the third quarter of fiscal 2021. Interested participants may listen to the call by dialing 888-204-4368 (in the U.S. and Canada) or +1 323-994-2093 (for international callers) and referencing access code 5101679. Participants may also click here to join. Participants should dial in 5-10 minutes before the call begins. A replay will be available approximately two hours after the call ends through Friday, August 27, 2021. The replay numbers are 888-203-1112 (U.S.) or +1 719-457-0820 (international), access code 5101679, PIN 3270. The Company will also provide a live webcast of the call at investors.hologic.com.

About Hologic, Inc.

Hologic, Inc. is an innovative medical technology company primarily focused on improving women's health and well-being through early detection and treatment. For more information on Hologic, visit www.hologic.com.

Hologic and associated logos are trademarks and/or registered trademarks of Hologic, Inc. and/or its subsidiaries in the United States and/or other countries.

Forward-Looking Statements

This news release contains forward-looking information that involves risks and uncertainties, including statements about the Company’s plans, objectives, expectations and intentions. Such statements include, without limitation: financial or other information based upon or otherwise incorporating judgments or estimates relating to future performance, events or expectations; the Company’s strategies, positioning, resources, capabilities, and expectations for future performance; and the Company's outlook and financial and other guidance. These forward-looking statements are based upon assumptions made by the Company as of the date hereof and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated.

Risks and uncertainties that could adversely affect the Company’s business and prospects, and otherwise cause actual results to differ materially from those anticipated, include without limitation: the severity and duration of the COVID-19 pandemic and its impact on the U.S. healthcare system, the U.S. economy and worldwide economy; the timing, scope and effect of further U.S. and international governmental, regulatory, fiscal, monetary and public health responses to the COVID-19 pandemic; continued demand for the Company’s COVID-19 TMA assay; the Company’s ability to manufacture, on a scale necessary to meet demand, its COVID-19 TMA assay as well as the Panther systems on which the assay runs; U.S., European and general worldwide economic conditions, trade relations, and related uncertainties; manufacturing risks, including the Company’s reliance on a single or limited source of supply for key components, the need to comply with especially high standards for the manufacture of many of its products and risks associated with utilizing third party manufacturers; the Company’s ability to predict accurately the demand for its products, and products under development, and to develop strategies to address its markets successfully; the ability of the Company to successfully manage leadership and organizational changes, including the ability of the Company to attract, motivate and retain key employees and maintain engagement and efficiency in remote work environments; the Company’s reliance on third-party reimbursement policies to support the sales and market acceptance of its products, including the possible adverse impact of government regulation and changes in the availability and amount of reimbursement and uncertainties for new products or product enhancements; changes to applicable laws and regulations, including tax laws, global health care reform, and import/export trade laws; changes in guidelines, recommendations and studies published by various organizations that could affect the use of the Company’s products; uncertainties inherent in the development of new products and the enhancement of existing products, including FDA approval and/or clearance and other regulatory risks, technical risks, cost overruns and delays; the risk that products may contain undetected errors or defects or otherwise not perform as anticipated; risks associated with strategic alliances and the ability of the Company to realize anticipated benefits of those alliances; risks associated with acquisitions, including, without limitation, the Company’s ability to successfully integrate acquired businesses, the risks that the acquired businesses may not operate as effectively and efficiently as expected even if otherwise successfully integrated, and the risks that acquisitions may involve unexpected costs or unexpected liabilities; the risks of conducting business internationally; the risk of adverse exchange rate fluctuations on the Company’s international activities and businesses; the early stage of market development for certain of the Company’s products; the Company’s leverage risks, including the Company’s obligation to meet payment obligations and financial covenants associated with its debt; cybersecurity risks; risks related to the use and protection of intellectual property; expenses, uncertainties and potential liabilities relating to litigation, including, without limitation, commercial, intellectual property, employment and product liability litigation; technical innovations that could render products marketed or under development by the Company obsolete; and competition.

The risks included above are not exhaustive. Other factors that could adversely affect the Company's business and prospects are described in the filings made by the Company with the SEC, including its most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements presented herein to reflect any change in expectations or any change in events, conditions or circumstances on which any such statements are based.

SOURCE: Hologic, Inc.

HOLOGIC, INC. CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited) (In millions, except number of shares, which are reflected in thousands, and per share data)

	Three Months Ended		Nine Months Ended
	June 26, 2021	June 27, 2020	June 26, 2021	June 27, 2020

Revenues:
Product	$995.2	$701.6	$3,829.4	$2,024.5
Service and other	173.1	121.3	486.3	405.0
Total revenues	1,168.3	822.9	4,315.7	2,429.5

Cost of revenues:
Product	303.9	225.1	889.1	685.9
Amortization of acquired intangible assets	68.1	62.9	194.2	189.4
Impairment of intangible assets and equipment	—	—	—	25.8
Service and other	94.7	68.8	264.7	232.7

Gross profit	701.6	466.1	2,967.7	1,295.7

Operating expenses:
Research and development	69.0	55.1	199.8	165.5
Selling and marketing	142.7	103.5	402.2	359.0
General and administrative	117.3	105.3	297.7	259.9
Amortization of acquired intangible assets	10.4	10.2	30.7	29.5
Impairment of intangible assets and equipment	—	—	—	4.4
Contingent consideration fair value adjustments	—	—	(10.1)	0.4
Restructuring and divestiture charges	3.6	1.0	6.6	4.8
Total operating expenses	343.0	275.1	926.9	823.5

Income from operations	358.6	191.0	2,040.8	472.2
Interest income	0.4	0.5	1.1	4.0
Interest expense	(21.6)	(27.4)	(70.9)	(91.5)
Debt extinguishment loss	—	—	(21.6)	—
Other income, net	0.1	4.3	1.1	0.1

Income before income taxes	337.5	168.4	1,950.5	384.8
Provision (benefit) for income taxes	69.4	32.0	409.6	(232.1)

Net income	$268.1	$136.4	$1,540.9	$616.9

Net loss attributable to noncontrolling interest	(0.3)	(1.5)	(1.8)	(3.4)
Net income attributable to Hologic	$268.4	$137.9	$1,542.7	$620.3

Net income per common share attributable to Hologic:
Basic	$1.05	$0.53	$5.98	$2.35
Diluted	$1.04	$0.53	$5.93	$2.34

Weighted average number of shares outstanding:
Basic	256,230	259,870	257,769	263,667
Diluted	258,581	261,047	260,371	265,092

HOLOGIC, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited) (In millions)

	June 26, 2021	September 26, 2020
ASSETS

Current assets:
Cash and cash equivalents	$827.6	$701.0
Accounts receivable, net	943.2	1,028.9
Inventories	502.9	395.1
Other current assets	144.5	97.3
Total current assets	2,418.2	2,222.3

Property, plant and equipment, net	551.1	491.5
Goodwill and intangible assets, net	5,065.0	3,965.4
Other assets	556.3	516.6
Total assets	$8,590.6	$7,195.8

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Current portion of long-term debt	$460.6	$324.9
Accounts payable and accrued liabilities	790.9	728.3
Deferred revenue	213.1	186.1
Total current liabilities	1,464.6	1,239.3

Long-term debt, net of current portion	2,654.7	2,713.9
Deferred income taxes	284.8	201.8
Other long-term liabilities	309.4	333.5
Total Hologic stockholders' equity	3,877.1	2,705.2
Noncontrolling interest	—	2.1
Total liabilities and stockholders’ equity	$8,590.6	$7,195.8

HOLOGIC, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited) (In millions)

	Nine Months Ended
	June 26, 2021	June 27, 2020
OPERATING ACTIVITIES
Net income	$1,540.9	$616.9
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	64.2	62.8
Amortization of acquired intangibles	224.9	218.9
Stock-based compensation expense	51.0	53.7
Deferred income taxes	(44.3)	(63.3)
Intangible asset and equipment impairment charges	—	30.2
Debt extinguishment loss	21.6	—
Other adjustments and non-cash items	19.8	23.6
Changes in operating assets and liabilities, excluding the effect of acquisitions:
Accounts receivable	111.5	(130.5)
Inventories	(82.4)	(48.0)
Prepaid income taxes	(24.3)	(10.6)
Prepaid expenses and other assets	(22.3)	(290.0)
Accounts payable	9.4	(55.1)
Accrued expenses and other liabilities	(27.6)	40.5
Deferred revenue	22.6	5.5
Net cash provided by operating activities	1,865.0	454.6
INVESTING ACTIVITIES
Acquisition of businesses, net of cash acquired	(1,163.3)	(43.2)
Net proceeds from sale of business	—	142.7
Capital expenditures	(71.2)	(53.2)
Increase in equipment under customer usage agreements	(43.4)	(44.9)
Purchase of intellectual property	(6.5)	—
Other activity	(2.1)	(5.1)
Net cash used by investing activities	(1,286.5)	(3.7)
FINANCING ACTIVITIES
Repayments of long-term debt	(56.3)	(36.4)
Proceeds from senior notes	950.0	—
Repayment of senior notes	(970.8)	—
Proceeds from revolving credit line	—	750.0
Repayment under revolving credit line	(250.0)	(250.0)
Proceeds from accounts receivable securitization agreement	320.0	16.0
Repayments under accounts receivable securitization agreement	—	(250.0)
Purchase of non-controlling interest	(8.5)	(1.8)
Payment of deferred acquisition consideration	—	(24.3)
Payment of debt issuance costs	(13.7)	—
Repurchase of common stock	(409.7)	(553.4)
Proceeds from issuance of common stock pursuant to employee stock plans	39.6	54.7
Payment of minimum tax withholdings on net share settlements of equity awards	(46.9)	(12.6)
Payments under finance lease obligations	(1.5)	(1.2)
Net cash used in financing activities	(447.8)	(309.0)
Effect of exchange rate changes on cash and cash equivalents	(4.1)	0.5
Net increase in cash and cash equivalents	126.6	142.4
Cash and cash equivalents, beginning of period	701.0	601.8
Cash and cash equivalents, end of period	$827.6	$744.2

HOLOGIC, INC. RECONCILIATION OF GAAP TO NON-GAAP RESULTS (Unaudited) (In millions, except earnings per share and margin percentages)

Reconciliation of GAAP Revenue to Organic Revenue
	Three Months Ended		Nine Months Ended
	June 26, 2021	June 27, 2020	June 26, 2021	June 27, 2020
Consolidated GAAP Revenue	$1,168.3	$822.9	$4,315.7	$2,429.5
Less: Medical Aesthetics revenue	—	—	—	(65.3)
Less: Blood Screening revenue	(13.2)	(7.8)	(33.3)	(35.0)
Less: Revenue from Acessa, Biotheranostics, Diagenode, and Mobidiag Oy	(26.8)	—	(37.3)	—
Adjusted Revenue	$1,128.3	$815.1	$4,245.1	$2,329.2

Gross Profit:
GAAP gross profit	$701.6	$466.1	$2,967.7	$1,295.7
Adjustments:
Amortization of acquired intangible assets (1)	68.1	62.9	194.2	189.4
Impairment of intangible assets and equipment (2)	—	—	—	25.8
Integration/consolidation costs (8)	—	0.2	1.0	0.7
Fair value write-up of acquired inventory sold (11)	2.1	3.1	5.3	5.3
Non-GAAP gross profit	$771.8	$532.3	$3,168.2	$1,516.9

Gross Margin Percentage:
GAAP gross margin percentage	60.1%	56.6%	68.8%	53.3%
Impact of adjustments above	6.0%	8.1%	4.6%	9.1%
Non-GAAP gross margin percentage	66.1%	64.7%	73.4%	62.4%

Operating Expenses:
GAAP operating expenses	$343.0	$275.1	$926.9	$823.5
Adjustments:
Amortization of acquired intangible assets (1)	(10.4)	(10.2)	(30.7)	(29.5)
Impairment of intangible assets and equipment (2)	—	—	—	(4.4)
Transaction expenses (3)	(14.0)	(0.7)	(19.0)	(4.1)
Acquisition related adjustment (4)	—	—	—	3.8
MDR expenses (9)	(2.9)	(0.4)	(7.3)	(0.7)
Contingent consideration adjustments (6)	—	—	10.1	(0.4)
Purchased research and development asset charge (18)	—	—	(7.0)	—
Integration/consolidation costs (8)	(2.0)	(1.7)	(7.3)	(10.5)
Restructuring and divestiture charges (8)	(3.6)	(1.0)	(6.6)	(4.8)
Non-income tax benefit (7)	—	—	3.3	—
Non-GAAP operating expenses	$310.1	$261.1	$862.4	$772.9

Operating Margin:
GAAP income from operations	$358.6	$191.0	$2,040.8	$472.2
Adjustments to gross profit as detailed above	70.2	66.2	200.5	221.2
Adjustments to operating expenses as detailed above	32.9	14.0	64.5	50.6
Non-GAAP income from operations	$461.7	$271.2	$2,305.8	$744.0

Operating Margin Percentage:
GAAP income from operations margin percentage	30.7%	23.2%	47.3%	19.4%
Impact of adjustments above	8.8%	9.8%	6.1%	11.2%
Non-GAAP operating margin percentage	39.5%	33.0%	53.4%	30.6%

Pre-Tax Income:
GAAP pre-tax income	$337.5	$168.4	$1,950.5	$384.8
Adjustments to pre-tax earnings as detailed above	103.1	80.2	265.0	271.8
Debt extinguishment loss (5)	—	—	21.6	—
Debt transaction costs (15)	—	—	5.8	—
Unrealized (gains) losses on foreign currency contracts (10)	(1.6)	2.0	7.8	1.2
Other (14)	—	—	—	(1.0)
Non-GAAP pre-tax income	$439.0	$250.6	$2,250.7	$656.8

Net Income Attributable to Hologic:
GAAP net income	$268.1	$136.4	$1,540.9	$616.9
Adjustments:
Amortization of acquired intangible assets (1)	78.5	73.1	224.9	218.9
Restructuring and integration/consolidation costs (8)	5.6	2.9	14.9	16.0
MDR expenses (9)	2.9	0.4	7.3	0.7
Impairment of intangible assets and equipment (2)	—	—	—	30.2
Acquisition related expenses and adjustments (3) (4) (11)	16.1	3.8	24.3	5.6
Contingent consideration adjustments (6)		—	(10.1)	0.4
Debt extinguishment loss and transaction costs (5) (15)	—	—	27.4	—
Purchased research and development asset charge (17)		—	7.0	—
Non-income tax benefit (7)		—	(3.3)	—
Non-operating (benefit) charges (10) (14)	(1.6)	2.0	7.8	0.3
Discrete tax benefit from the sale of Cynosure (16)	—	(1.9)	—	(312.8)
Income tax effect of reconciling items (12)	(25.0)	(23.1)	(74.3)	(68.9)
Non-GAAP net income	$344.6	$193.6	$1,766.8	$507.3
Net loss attributable to non-controlling interest	(0.2)	(1.1)	(1.8)	(2.2)
Net income attributable to Hologic	$344.8	$194.7	$1,768.6	$509.5

Net Income Percentage:
GAAP net income percentage	22.9%	16.6%	35.7%	25.4%
Impact of adjustments above	6.6%	7.1%	5.3%	(4.4)%
Non-GAAP net income attributable to Hologic percentage	29.5%	23.7%	41.0%	21.0%

Earnings Per Share Attributable to Hologic:
GAAP earnings per share - Diluted	$1.04	$0.53	$5.93	$2.34
Adjustment to net income (as detailed above)	0.29	0.22	0.86	(0.42)
Non-GAAP earnings per share – diluted (13)	$1.33	$0.75	$6.79	$1.92

Adjusted EBITDA:
Non-GAAP net income	$344.8	$194.7	$1,768.6	$509.5
Interest expense, net, not adjusted above	21.2	26.9	64.0	87.5
Provision for income taxes	94.4	57.0	483.9	149.4
Depreciation expense, not adjusted above	22.7	20.4	64.1	62.8
Adjusted EBITDA	$483.1	$299.0	$2,380.6	$809.2

Explanatory Notes to Reconciliations:

(1)	To reflect non-cash expenses attributable to the amortization of acquired intangible assets.
(2)	To reflect recording the Cynosure business to fair value based upon meeting the assets-held-for-sale criteria in the first quarter of fiscal 2020 due to executing an agreement to sell the business.
(3)

To reflect expenses with third parties related to acquisitions and divestitures prior to when such transactions are completed. These expenses primarily comprise broker fees, legal fees, a transfer tax related to the Mobidiag acquisition, and consulting and due diligence fees.

(4)	To reflect an adjustment for the final Faxitron hold-back payment and an adjustment to reduce certain acquired accruals in fiscal 2020.
(5)	To reflect a debt extinguishment loss from refinancing the 2025 Senior Notes.
(6)

To reflect adjustments to the estimated contingent consideration liabilities related to the Acessa Health and Faxitron acquisitions in fiscal 2021 and 2020, respectively, which are payable upon meeting defined revenue growth metrics.

(7)	To reflect a $3.3 million non-income tax benefit in the second quarter of fiscal 2021 resulting from a statute of limitations expiration.
(8)

To reflect restructuring and divestiture charges, and certain costs associated with the Company’s integration and facility consolidation plans, which primarily include retention and transfer costs, as well as costs incurred to integrate acquisitions and dispose businesses, including consulting, legal, tax and accounting fees. In addition, this category includes additional expenses incurred related to the Cynosure disposition, settlements of litigation and indemnification provisions for legal and tax matters that existed as of the date of disposition.

(9)

To reflect the exclusion of third party expenses incurred to obtain compliance with the European Medical Device Regulation requirement for the Company's existing products for which it already has FDA approval and/or CE mark.

(10)	To reflect non-cash unrealized gains and losses on the mark-to market on outstanding forward foreign currency and option contracts, which do not qualify for hedge accounting.
(11)

To reflect the fair value step up of inventory sold during the period related to the Somatex, Acessa Health, Diagenode, and Mobidiag acquisitions in fiscal 2021 and the SuperSonic Imagine and Health Beacons acquisitions in fiscal 2020, respectively.

(12)	To reflect an estimated annual effective tax rate of 21.50% for fiscal 2021 and 22.75% for fiscal 2020.
(13)

Non-GAAP earnings per share was calculated based on 258,581 and 260,371 weighted average diluted shares outstanding for the three and nine months ended June 26, 2021 and 261,047 and 265,092 weighted average diluted shares outstanding for the three and nine months ended June 27, 2020, respectively.

(14)

To reflect a gain of $1.5 million to remeasure the Company's initial investment in SuperSonic Imagine pursuant to U.S. GAAP for purchase accounting, partially offset by a charge of $0.5 million for the sale of an investment security.

(15)	To reflect the amount of debt issuance costs recorded directly to interest expense as a result of refinancing the 2025 Senior Notes.
(16)	To reflect a discrete tax benefit for the sale of Cynosure.
(17)	To reflect the purchase of intangible assets to be used in a research and development project that have no future alternative use.

Reconciliation of GAAP to non-GAAP EPS Guidance:

	Guidance Range
	Quarter Ending September 25, 2021
	Low	High
GAAP Net Income Per Share	$0.63	$0.71
Amortization of acquired intangible assets	0.33	0.33
Restructuring, Integration and Other charges	0.04	0.04
Tax Impact of Exclusions	(0.08)	(0.08)
Non-GAAP Net Income Per Share	$0.92	$1.00

Trailing Twelve Months ended June 26, 2021
Return on Invested Capital:

Adjusted Net Operating Profit After Tax
Non-GAAP net income attributable to Hologic	$2,312.3
Non-GAAP provision for income taxes	643.7
Non-GAAP interest expense	90.1
Non-GAAP other income	(14.3)
Adjusted net operating profit before tax	$3,031.8
Non-GAAP average effective tax rate (1)	21.8%
Adjusted net operating profit after tax	$2,370.9

Average Net Debt plus Average Stockholders’ Equity (2)
Average total debt	$3,206.0
Less: Average cash and cash equivalents	(785.9)
Average net debt	$2,420.1
Average stockholders’ equity (3)	4,418.7
Average net debt plus average stockholders’ equity	$6,838.8

Adjusted ROIC
34.7%

(1) ROIC is presented on a TTM basis; non-GAAP effective tax rate for the three months ended September 26, 2020 was 22.75%, the three months ended December 26, 2020 was 21.75%, the three months ended March 27, 2021 was 21.22% and the three months ended June 26, 2021 was 21.50%.
(2) Calculated using the average of the balances as of June 26, 2021 and June 27, 2020.
(3) Adjusted (increased) to eliminate the effect of the impairment of intangible assets of $32.2 million in fiscal 2014, the impairment of goodwill of $685.7 million and an IPR&D asset of $46.0 million in fiscal 2018, the impairment of intangible assets and equipment of $685.4 million in fiscal 2019 and the impairment of intangible assets and equipment of $30.2 million in fiscal 2020. The impact of the intangible asset impairment charges is reflected net of tax.

As of
June 26, 2021
Net Leverage Ratio:

Total principal debt	$3,142.0
Total cash	(827.6)
Net principal debt, as adjusted	$2,314.4
EBITDA for the last four quarters	$3,129.1
Net Leverage Ratio	0.7
Other Supplemental Information:
	Three Months Ended		Nine Months Ended
	June 26, 2021	June 27, 2020	June 26, 2021	June 27, 2020

Geographic Revenues
U.S.	64.2%	80.3%	68.4%	76.9%
Europe	24.7%	12.4%	22.3%	13.3%
Asia-Pacific	7.7%	5.3%	6.2%	6.4%
Rest of World	3.4%	2.0%	3.1%	3.4%
Total Revenues	100.0%	100.0%	100.0%	100.0%

Contacts

Michael Watts
Vice President, Investor Relations and Corporate Communications
(858) 410-8588
Michael.watts@hologic.com